Exhibit 10.2

AMENDMENT 2006-3

BECKMAN COULTER, INC.

SUPPLEMENTAL PENSION PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Supplemental Pension Plan (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan; and

WHEREAS, the Company has the right to amend the Plan in accordance with Section 7 of the Plan.

NOW, THEREFORE, the Plan is hereby amended by adding the following “Foreign Offset Appendix,” to read as follows in its entirety, effective as of the date of adoption of this Amendment 2006-3:

“FOREIGN OFFSET APPENDIX.

1. This Foreign Offset Appendix shall apply to the Beckman Employees having the Social Security numbers specified below; provided, however, that in order for this Foreign Offset Appendix to apply to any such individual, upon the commencement of his benefits from the Pension Plan, such individual must execute and deliver (and not revoke) the agreement and release described in paragraph 3 of this Foreign Offset Appendix.

Social Security Number

[confidential]

[confidential]

[confidential]

[confidential]

[confidential]

Former Beckman Employees who satisfy the above requirements are referred to in this Appendix as “Foreign Offset Participants.”

The purposes of this Foreign Offset Appendix are to (i) resolve any possible disputes concerning the calculation of benefits of Foreign Offset Participants under this Plan and the Pension Plan, and (ii) to obtain releases of all claims against the Company, the Pension Plan and their affiliates in exchange for providing the Foreign Offset Participants an increased benefit under this Plan. Such increased benefit is intended to result in a total benefit from this Plan and the Pension Plan equal to what would have been provided if the offset for foreign benefits provided for by Sections 2, 3 and 4 of Appendix B of the Pension Plan had been calculated using the actuarial assumptions applicable to individuals who were active employees on December 1, 2004.

2. Subject to the requirements of paragraph 3 of this Foreign Offset Appendix, the Company will supplement the monthly pension payable under the Pension Plan to a Foreign Offset Participant by the amount which is the difference, if any, between (i) the employee’s monthly pension under the Pension Plan, with the offset described in Section 2, 3 and 4 of Appendix B of the Pension Plan calculated using the actuarial assumptions actually applicable to such participants (i.e., the assumptions applicable to individuals who were not “Employees” under the Pension Plan as of December 1, 2004), and (i) the monthly pension that would have been payable under the Pension Plan had the offset described in Sections 2, 3 and 4 of Appendix B of the Pension Plan been calculated using the actuarial assumptions applicable to individuals who were “Employees” under the Pension Plan as of December 1, 2004.

3. The agreement and release that must be executed and delivered as one of the requirements to be classified as a Foreign Offset Participant shall be in the form and have the content prescribed by the Company. Unless otherwise determined by the Company, such release shall, among other provisions required by the Company, provide for (i) the acceptance of and consent to the Company’s calculation of the Foreign Offset Participant’s benefits under the Pension Plan and this Plan, (ii) the release all known and unknown claims against the Company, its subsidiaries, the Pension Plan, its fiduciaries and the affiliates of such released parties, (iii) a covenant not to sue any of the released parties, (iv) a covenant not to make any claim for benefits under any employee benefit plan sponsored by or contributed to by the Company, its subsidiaries or affiliates, and (v) a covenant to keep confidential such release and the benefits provided under this Foreign Offset Appendix.”

IN WITNESS WHEREOF, this Amendment 2006-3 is hereby adopted this 29th day of December, 2006.

BECKMAN COULTER, INC.

By	/s/James Robert Hurley

Its	Vice President, Human Resources